UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04.  Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

On October 15, 2014, Quicksilver Resources Inc. (the “Company”) sent a notice pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 (the “Notice”) to its directors and executive officers informing them that the independent fiduciary and investment manager for the Company stock fund of the Quicksilver Resources Inc. 401(k) Plan, as amended (the “401(k) Plan”), Evercore Trust Company, N.A., has informed the Company that it has determined to close the Company stock fund.
In order to implement this closure, commencing on October 14, 2014, and ending during the week of October 24, 2014 (the “Blackout Period”), participants in the 401(k) Plan will not be able to purchase or otherwise acquire interests in Company common stock, $0.01 par value, (“Company Common Stock”) or make changes in investment elections or deferral percentages in the 401(k) Plan that would result in any purchase or other acquisition of Company Common Stock.

During the Blackout Period, all directors and executive officers of the Company will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring Company Common Stock (or related securities, including derivative securities) acquired in connection with employment or service as a director or executive officer of the Company.

Stockholders or other interested parties may obtain, without charge, information regarding the Blackout Period, including information as to whether the Blackout Period has begun or ended, by contacting Francisco J. Villamar, Assistant General Counsel, Corporate & Securities and Secretary, 801 Cherry Street, Suite 3700, Unit 19, Fort Worth, Texas 76102, or by telephone at (817) 665-5000.

As of October 14, 2014, the Company stock fund held approximately 1.4 million shares of Company Common Stock. A copy of the Notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Notice to Directors and Executive Officers dated October 15, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President – Chief Financial Officer and Chief Accounting Officer

Date: October 15, 2014

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Notice to Directors and Executive Officers dated October 15, 2014